EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT made this 1st day of February, 2005, to be effective as of FEBRUARY 1, 2005 (the "Effective Date"), by and between JAMES GREEN, individually, whose address is 10 North Glen Drive, Mashpee, Massachusetts 02639 (hereinafter, at times, referred to as the "Executive"), and VERIDIUM CORPORATION, a corporation of the State of Delaware, whose address is 1 Jasper Street, Paterson, New Jersey 07522 (hereinafter, at times, along with any affiliated or related entities, referred to as "Veridium"). Veridium and Executive shall hereinafter collectively, at times, be referred to as the "Parties" or individually, at times, as a "Party" and this Employment Agreement shall hereinafter, at times, be referred to as the "Agreement."

WHEREAS:

A. Veridium is an environmental services provider specializing in the recycling and reuse of industrial hazardous waste that provides transportation, storage, disposal, remediation and recycling services for public and private sector clients (the "Business");

B. Veridium desires to obtain the services of Executive as its employee, in the capacity of PRESIDENT AND CHIEF EXECUTIVE OFFICER of Veridium, and Executive desires to provide services to Veridium as its employee, in such capacities, and in accordance with the terms, conditions and covenants set forth in this Agreement; and,

C. Veridium would not have provided Executive with the opportunities, information and other benefits hereinafter described if Executive had not agreed to provide full time and exclusive services relative to the Business for Veridium as specified hereunder for the full term hereof and pursuant to the terms, conditions and covenants of this Agreement.

NOW THEREFORE THIS AGREEMENT WITNESSETH THAT in consideration of the premises and the mutual covenants, agreements, representations and warranties contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.   EMPLOYMENT

     A. Employment. Veridium hereby hires and employs Executive to serve as its President and Chief Executive Officer. Executive shall have those duties and responsibilities as shall be determined, from time to time, by Veridium's Board of Directors.

     B. Acceptance. Executive hereby accepts its employment hereunder, subject to all of the terms, conditions and covenants contained in this Agreement.

     C. Loyalty. Executive shall devote his full and exclusive time relative to the Business, attention and best efforts to the performance of his duties under this Agreement. During the term of his employment under this Agreement, Executive shall not at any time or place or to any extent whatsoever, either directly or indirectly, without the express prior written consent of Veridium obtained in each instance, voluntarily engage in any conduct, litigation, business practice, governmental, regulatory or administrative agency's investigation or dispute or in any activity whatsoever competitive with, adverse to or detrimental to the business or affairs of Veridium, whether alone, as a partner, or as a past or present officer, director, employee, agent, member or shareholder or in any other capacity whatsoever, of any company or other entity except under, and pursuant to, this Agreement, and all fees, commissions, or other income attributable to Executive's business services relative to the Business during the term of this Agreement shall inure to and belong to and be the sole property of Veridium, as the case may be, subject to the terms and conditions set forth below.

          Executive shall not act as an employee, consultant, independent contractor or otherwise for any other person, corporation, LLC, LLP, joint venture, partnership or other entity whatsoever nor conduct any other business whatsoever during the term of this Agreement without the express written consent of Veridium obtained in each instance in advance except as provided herein. Notwithstanding the foregoing to the contrary, nothing herein shall prevent Executive from being a passive investor or receiving dividend or interest income or capital gains from investments, all of which Veridium acknowledges it shall have no entitlement to. Furthermore, Executive may serve as a member of a board of directors or other organization(s) which do not compete with Veridium and which do not pose any conflict of interest or appearance of conflict of interest, and may participate in other professional, civic, governmental organizations or activities which do not materially affect Executive's ability to carry out its full time duties hereunder. Any and all such activities shall be disclosed to Veridium's Board of Directors, in advance, during the term of this Agreement.

     D. Location. Executive shall perform services for Veridium at its location in Sandwich, Massachusetts or at such other locations as may be mutually agreed upon by the Parties from time to time.

2.   RESPONSIBILITIES OF EXECUTIVE

     A. Best Efforts. Executive shall use his best efforts on a full time and regular basis to perform those services which are customary and consistent with Executive's role with Veridium, or as otherwise directed by Veridium and assist Veridium in a diligent and aggressive manner with the safe, compliant and cost-effective operation and growth of Veridium and in obtaining new business, acquisition targets, strategic alliances and other growth producing opportunities.

     B. Cooperation and Conduct. Executive shall work with Veridium to assure that he and all employees of Veridium at all times cooperate with Veridium personnel, conduct themselves in a manner consistent with the high image, reputation and credibility of Veridium and engage in no activities which reflect adversely on Veridium.

     C. Reports. Executive shall furnish Veridium, at intervals as reasonably requested by Veridium, with all financial reports, budgets, forecasts, and such other information regarding his business efforts on behalf of Veridium under this Agreement as Veridium may request from time to time.

     D. Meetings. Executive shall attend any and all meetings and trade shows as reasonably required by Veridium, at Veridium's expense.

     E. Compliance with Laws. Executive shall comply with all applicable federal, state and local laws and regulations in performing its obligations hereunder.

     F. Business Practices. Executive acknowledges Veridium's corporate policy prohibiting its employees from receiving or offering any gifts, rebates or other payments in connection with any Veridium related business transaction or relationship, and hereby represents and covenants that he has not made, and will not make, any such payment(s) in connection with any Veridium related business transaction or relationship and will notify Veridium immediately if any party requests that any such prohibited payment be made.

3.   SCOPE AND LIMITATIONS OF EXECUTIVE'S AUTHORITY

     A. Trade Practices. At no time shall Executive make any false or misleading representations or engage in any other unfair or deceptive trade practices with respect to Veridium. Executive shall refrain from communicating any representations, guarantees or warranties with respect to Veridium, except such as are authorized expressly by Veridium in writing or are set forth in Veridium's literature.

     B. Relationship of the Parties. Executive acknowledges that he is being engaged hereunder as a full time employee of Veridium. Executive shall not engage in any other commercial venture during the term hereof without Veridium's prior written consent. Subject to the exclusions specifically set forth in Section 1 hereof, Executive further acknowledges and agrees that all income or other earnings which accrue to Executive from his business efforts relative to the Business on behalf of Veridium during the term of this Agreement (and any extension thereof) shall be the sole and exclusive property of Veridium, except as may be otherwise agreed upon in writing.

4.   COMPENSATION

     A. Salary. The compensation to be paid by Veridium to Executive in consideration for all services rendered hereunder shall be an annual salary of ONE HUNDRED SIXTY FIVE THOUSAND ($165,000.00) DOLLARS, U.S. currency. Said salary shall be payable as of the Effective Date. Such salary shall be paid in accordance with Veridium's normal mode of payment (i.e., weekly, bi-weekly) and shall be subject to all applicable Federal and state withholdings. Any future increases in Executive's salary shall be made in the sole discretion of Veridium's Board of Directors.

     B. Vacation. Executive shall be entitled to FOUR (4) WEEKS (TWENTY (20) Working Days) of paid vacation hereunder, at times and for duration to be discussed in advance and agreed upon by Veridium's Chief Executive Officer.

     C. Benefit Plans. Executive shall be entitled to participate in benefit plans maintained by Employer, pursuant to the terms and conditions of such plans, if any, if approved by the Board of Directors and stockholders of Employer. At a minimum, such benefit plans shall be the same as or similar to those provided to other executives of Veridium.

     D. Health Insurance. Executive shall be eligible for health insurance benefits (for himself, his spouse and children) provided by Veridium in accordance with the policy in place for Veridium, which may be
          modified  from  time  to  time,   in  Veridium's   sole  and  absolute
          discretion.

     E. Automobile Expense. During the term hereof (and any extension thereof hereunder), Executive shall receive an automobile cash allowance of $1,000 per month or such other or further amount as is agreed to by the Parties.

     F. Bonus. Executive's performance shall be reviewed hereunder not less than annually and Veridium's Board of Directors may, but shall not be required to, in its sole discretion, pay Executive a bonus based upon Executive's performance hereunder.

5.   EXECUTIVE'S BUSINESS EXPENSES

     Executive shall be reimbursed for normal and necessary business expenses incurred in connection with his business efforts on Veridium's behalf hereunder. Said expenses shall be presented to Veridium in accordance with its customary policy for approval and shall be promptly reimbursed.

6.   TAXES

     Veridium shall withhold all applicable employment taxes, including Federal and state income taxes, Social Security and unemployment taxes, disability or any similar taxes or other payments, with respect to amounts earned or received by Executive hereunder.

7.   COVENANTS

     A. Confidential Information. Executive acknowledges that during the term of this Agreement and otherwise during the course of performing services for Veridium, Executive shall have access to certain written and non-written information which Veridium considers confidential and proprietary ("Confidential Information"). In consideration for Executive being granted access to such Confidential Information and for the other benefits hereunder, Executive hereby agrees that, during the term of this Agreement and thereafter for a period of THREE (3) YEARS, Executive shall keep secret and retain in strictest confidence, and shall not, without the prior written consent of Veridium obtained in each instance, furnish, make available or disclose to any third party, or use for the benefit of himself or any third party, any Confidential Information. As used in this Paragraph, "Confidential Information" shall mean any information relating to the business or affairs of Veridium which is not generally known to the public, including, but not limited to, product or business plans, improvements and developments, Veridium financial statements; customer and potential customer identities; names and qualifications of Veridium employees, suppliers; pricing methodologies and profit margins, including information regarding competitive bids, business or acquisition strategies, internal company and product methodologies and analyses, inventions, copyrightable work or other proprietary information used or developed by Veridium in connection with its business, and the existence and terms of this Agreement. Notwithstanding the foregoing, Confidential Information shall not include any information, which is or becomes in the public domain through no wrongful act on the part of Executive or its employees or agents.

     B.   Non-Solicitation.

          1) For a period of THREE (3) YEARS after the termination of Executive's relationship with Veridium hereunder, without regard to the manner and method of termination (other than the death of Executive), he shall not, without the prior written consent of the Veridium, which consent shall not be unreasonably withheld, obtained in each instance, solicit business, accept business from, or deal with any client, customer, supplier, vendor, manufacturer, fulfillment company, distributor or other business account (or prospective account which Veridium has in development) of Veridium in the capacity of a salesman or in any other capacity which could negatively impact Veridium's sales or relationships with its customers, clients, vendors, suppliers, manufacturers or other business relationships, nor shall he solicit for employment any person who was or is an employee of Veridium or any affiliated or related entity of Veridium at any time prior to or during the term of this Agreement. If the scope of the foregoing restriction is too broad to permit enforcement thereof to its fullest extent, then, such restriction shall be enforced to the maximum extent permitted by law, and Executive hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction. Nothing herein contained shall be deemed to prevent Executive from accepting employment, whether full time or part time with any company, entity, individual who was not a client of Veridium at the time of termination or who is not in a consulting business, as a member of such company's in-house staff.

          2) Executive acknowledges and agrees that Veridium's remedy at law for any breach of any obligations under this Paragraph would be inadequate, and agrees and consents that temporary or permanent injunctive relief (along with reasonable legal fees and costs provided Veridium is the prevailing party) may be granted in any proceeding that may be brought to enforce any provision of any such Paragraph without the necessity of proof of actual damages.

     C.   Covenant Not To Compete.

          1) Executive agrees that during the term of this Agreement, and for a period of THREE (3) YEAR. following the termination of his relationship with the Veridium hereunder, regardless of the method or manner of such termination, unless such termination is initiated by Veridium without cause, he shall not, either individually or in partnership or in conjunction with any person or persons, firm, association, syndicate, company, corporation or other entity or enterprise, as a principal, agent, officer, director, shareholder, member, employee, consultant, employee or in any manner whatsoever, carry on or be engaged in or connected with or interested in, advise, or permit his name or any part thereof to be utilized, or be employed by any person or persons, firm, association, syndicate, company, corporation or other entity or enterprise engaged in or connected with or interested in a business or venture which competes, in whole or in part, with the Business wherever Veridium conducts operations. Executive acknowledges that Veridium intends to conduct business throughout the United States of America and therefore requires the geographic breadth of the foregoing restriction. If the scope of the foregoing restriction is too broad to permit enforcement thereof to its fullest extent, then such restriction shall be enforced to the maximum extent permitted by law, and Executive hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction. Nothing herein contained shall be deemed to prevent Executive from accepting employment, whether full time or part time with any company, entity, individual who was not a client of Veridium at the time of termination or who is not in a consulting business, as a member of such company's in-house staff.

          2) Executive acknowledges and agrees that Veridium's remedy at law for any breach of any of the obligations under this Paragraph would be inadequate, and agrees and consents that temporary or permanent injunctive relief (along with reasonable legal fees and costs provided Veridium is the prevailing party) may be granted in any proceeding that may be brought to enforce any provisions of this Paragraph without the necessity of proof of actual damages.

          3) This Section 7(C) shall be void in the event Veridium fails to satisfy its redemption obligations to Executive under their various agreements relative to Veridium's acquisition of EnviroSafe, Corp., from Executive.

8.   DURATION OF AGREEMENT/TERMINATION/SURVIVAL

     A. Duration. Except in the case of earlier termination, as hereinafter specifically provided, the term (the "Employment Period") of this Agreement shall be as of the date first above written (the effective date hereof) through and including three (3) years from the date first above written; provided, however, that after expiration of the employment period, this Agreement and the Employment Period shall automatically be renewed each February 1 for successive one-year terms so that the remaining term of this Agreement and the Employment Period shall continue to be one year at all times after expiration of the employment period unless the Company or the Executive delivers written notice to the other party at least sixty (60) days preceding the expiration of the employment period or any one-year extension date of the intention not to extend the term of this Agreement.

     B. Termination. Either Executive or Veridium may terminate this Agreement at will, with or without cause, at any time during the employment period or any extension term (hereinafter referred to as the "Termination Date"). If the termination is without cause, SIXTY (60) DAYS advance written notice must be provided by the terminating Party to the other Party. EACH PARTY ACKNOWLEDGES THAT SUCH TIME PERIOD IS ADEQUATE TO ALLOW IT TO TAKE ALL ACTIONS REQUIRED TO ADJUST ITS BUSINESS OPERATIONS IN ANTICIPATION OF TERMINATION. If the termination is for cause, no advance notice shall be required, but may be provided at the option of the terminating Party. "Cause" for purposes of this paragraph shall include, but not necessarily be limited to, the following:

          1) In the case of termination by Executive, cause shall exist a) if Veridium breaches any provision of this Agreement or any other agreement to which Executive and Veridium are parties, or b) assigns this Agreement to a parent, subsidiary or affiliated firm, or to another entity in connection with the sale or other transfer of all or substantially all of its business assets.

          2)   In the case of termination by Veridium, cause shall exist:

               a) If Executive fails to satisfy any of his responsibilities provided hereunder or otherwise breaches any provision of this Agreement or any other agreement to which Executive and Veridium are parties; or,

               b) If Executive is unable, by reason of illness or disability (for a period of time in excess of EIGHT (8) Weeks) to perform any of his responsibilities hereunder, or,

               c) If Executive acts in any way damaging or detrimental to the business or business reputation of Veridium or in any manner which Veridium believes, in its' sole and absolute discretion, to be damaging or detrimental to or not in compliance with the professional manner in which Veridium conducts its business or otherwise based upon poor performance hereunder as determined by Veridium's Board of Directors.

          3) Cause shall exist for termination by either Party if the other Party assigns or attempts to assign this Agreement, except as permitted hereunder, liquidates or terminates its business, is adjudicated a bankrupt, makes an assignment for the benefit of creditors, invokes the provisions of any law for the relief of debtors, or files or has filed against it any similar proceeding, commits any crime (felony or misdemeanor) or has any investigation or other governmental inquiry brought against it.

          4) If Veridium terminates Executive's employment hereunder without cause, Executive shall be entitled all salary payable for the balance of the employment period of this Agreement.

          5) Should Veridium terminate Executive's employment hereunder with cause, Executive shall be entitled to one (1) years salary as severance; provided, however, that such payment shall not be due to Executive in the event Executive is terminated for fraud or willful misconduct.

          6) If Executive terminates his employment hereunder without cause, he shall forfeit any remaining salary then payable hereunder for the remaining duration of the term of this Agreement but shall be entitled to all compensation due him as of the date of termination.

     C. No Damages. THIS AGREEMENT IS EXECUTED BY BOTH VERIDIUM AND EXECUTIVE WITH THE KNOWLEDGE THAT IT MAY BE TERMINATED OR NOT EXTENDED. EXECUTIVE ACKNOWLEDGES THAT APART FROM THE TERMS OF THIS AGREEMENT, VERIDIUM HAS MADE NO REPRESENTATION AS TO THE LENGTH OF TIME DURING WHICH THIS AGREEMENT WILL REMAIN IN FORCE.

     D. Survival. All representations, warranties, covenants and agreements contained in this Agreement and in the Purchase Agreement, or in any schedule, certificate, document or statement delivered pursuant hereto, shall survive the termination of this Agreement and shall be deemed to have been relied upon (and not be affected in any respect by) the termination of this Agreement or the Closing under the Purchase Agreement.

10.  ASSIGNMENT

     No Party may assign, transfer or sell all of any of its rights under this Agreement (or delegate all or any of its obligations hereunder) without the prior written consent of the other Party. Subject to these restrictions, the provisions of this Agreement shall be binding upon and inure to the benefit of the Parties, their successors and permitted assigns.

11.  WAIVER

     The waiver by either Party of any of its rights or any breaches of the other Party under this Agreement must be in writing to be effective and any such waiver in a particular instance shall not be construed as a waiver of the same or different rights or breaches in subsequent instances. All remedies, rights undertakings and obligations hereunder shall be cumulative, and none shall operate as a limitation of any other.

12.  NOTICES

     All notices and demands of any kind which either Veridium or Executive may be required or desire to serve upon the other under the terms of this Agreement shall be in writing and shall be served by personal delivery, by certified mail-return receipt requested or by commercial courier service, at the addresses set forth in this Agreement or at such other addresses as may be designated hereafter by the Parties in writing. If by personal delivery or commercial courier, service shall be deemed complete upon the delivery date. If by certified mail, service shall be deemed complete upon the date of the mailing.

13.  EXECUTION

     This Agreement shall become effective only upon its execution by Executive within or outside the State of New Jersey and its subsequent execution by Veridium in the State of New Jersey, as of the Effective Date.



14.  SEVERABILITY

     In the event that any of the provisions of this Agreement or the application of any such provisions to the Parties hereto with respect to their obligations hereunder shall be held by a court of competent jurisdiction to be unlawful or unenforceable, the remaining provisions of this Agreement shall remain in full force and effect, and shall not be affected, impaired or invalidated in any manner.

15.  PARAGRAPH HEADINGS AND LANGUAGE INTERPRETATIONS

     The paragraph headings contained herein are for reference only and shall not be considered substantive provisions of this Agreement. The use of a singular or plural form shall include the other form, and the use of a masculine, feminine or neuter gender shall include the other genders, as applicable.

16.  ENTIRE AGREEMENT

     This Agreement constitutes the final agreement between the Parties pertaining in any manner to the subject matter hereof, and contains all of the covenants and undertakings between the Parties with respect to said subject matter. Each party to this Agreement acknowledges that no written or oral representations, inducements, promises or agreements have been made which are not embodied herein and the Parties will not rely on any future oral representations, inducements, promises or agreements unless embodied in a written amendment hereto. Any and all prior or contemporaneous, written or oral agreements between the Parties pertaining in any manner to the subject matter of this Agreement expressly are superseded and canceled by this Agreement. Except as otherwise provided herein, this Agreement may not be amended, modified or supplemented, except by a written instrument signed by both parties hereto. IT IS THE INTENTION AND DESIRE OF THE PARTIES THAT THE EXPRESS PROVISIONS OF THIS AGREEMENT NOT BE SUBJECT TO VARIATION BY IMPLIED COVENANTS OF ANY KIND.

17.  COUNTERPARTS

     This Agreement may be executed in one (1) or more counterparts, each of which will be deemed to be any original copy of this Agreement and all of which, taken together, shall be deemed to constitute one(1) and the same Agreement.

18.  CONSENT TO JURISDICTION

     Veridium and Executive hereby submit and consent to the exclusive venue and jurisdiction of the Superior Court of the State of New Jersey, County of Bergen, in respect of the interpretation and enforcement of the provisions of this Agreement, and hereby waive and agree not to assert as a defense in any action, suit or proceeding for the interpretation or enforcement of this Agreement, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that this Agreement may not be enforced in or by said courts or that its property is exempt or immune from execution, that the suit, action or proceeding is brought in an inconvenient forum, or that the venue of the suit, action or proceeding is improper. Veridium and Executive agree that service of process may be made in any manner permitted by the laws of the State of New Jersey or the federal laws of the United States in any such action, suit or proceeding against Veridium and Executive with respect to this Agreement. Veridium and Executive agree that final judgment (with all right of appeal having expired or been waived) against it in any such action, suit or proceeding shall be conclusive and that the other Party is entitled to enforce such judgment in any other jurisdiction by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of indebtedness arising from such judgment.

19. THE PARTIES ACKNOWLEDGE THAT THEY HAVE EACH RECEIVED A COPY OF THIS AGREEMENT, THAT THEY HAVE READ AND FULLY UNDERSTAND THIS AGREEMENT, AND THAT THEY HAVE BEEN ADVISED TO SEEK AND HAVE SOUGHT OR WAIVED INDEPENDENT LEGAL COUNSEL OF THEIR CHOICE TO AID IN THEIR UNDERSTANDING HEREOF.



IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed the day and year first appearing above by their duly authorized officers, as set forth below.



VERIDIUM CORPORATION


By:      /s/Stephen Lewen                                 February 1, 2005
         __________________________________      Dated:   ____________________
         Stephen Lewen
         Chairman, Executive Compensation
         Committee to Veridium's Board of Directors

EXECUTIVE


By:      /s/James Green                                   February 1, 2005
         __________________________________      Dated:  ____________________
         James Green
         Individually